Exhibit 99.1

EUDA HEALTH HOLDINGS LIMITED

Board of Director Officer Letter

February 15, 2023

Mr. Chee Hyong Leonard Chia

On behalf of the board of the directors (the “Board”) of EUDA Health Holdings Limited, a British Virgin Islands business company (the “Company”), I am pleased to invite you to join the Board of Directors. You will serve as a Class II director from the date of acceptance indicated herein below until the date upon which you are not re-elected or your earlier removal or resignation.

You have agreed not to receive compensation for the service as a director of the Board. The Company will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, you will receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally, as set forth in the Company’s governing documents and applicable laws and regulations.

In accepting this offer, you are representing to us that (i) you do not know of any conflict which would restrict your service on the Board and (ii) you will not provide the Company with any documents, records, or other confidential information belonging to other parties.

This letter sets forth the entire compensation you will receive for your service on the Board. Nothing in this letter should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to the Company.

Sincerely,

EUDA HEALTH HOLDINGS LIMITED

By:	/s/ David Francis Capes
Name:	David Francis Capes
Title:	Chairman of the Board

Accepted and Agreed

Signature:	/s/ Chee Hyong Leonard Chia
Name:	Chee Hyong Leonard Chia
Date:	February 15, 2023